Exhibit 99.1

Beacon Energy Holdings, Inc. Announces Reduction in Work Force

Wednesday, January 7, 2009

CRANFORD, N.J.--(BUSINESS WIRE)--Beacon Energy Holdings, Inc. (OTC Bulletin Board: BCOE - News) (“Beacon” or the “Company”), an emerging producer and investor in the developing biodiesel sector, announced today that it had reduced its work force at its Cleburne, Texas facility (the “Texas Facility”).   The Company explained that the reduction in work force was taken in an effort to reduce expenses and to more closely match production capacity with current biodiesel sales demand.  Commensurate with the reduction in workforce, the Company also announced that it has temporarily cut back its production at the Texas Facility as it works through its on-hand inventory of biodiesel.  The Texas Facility continues to make sales in the ordinary course to its existing customer base and to initiate new sales efforts with potential customers.  The duration of this scale-back will be determined by numerous factors including anticipated future sales volume. The reduction amounted to approximately 30% of the on-site staff.  The reduction will still permit the plant to operate to meet customer demands but will allow the Company greater flexibility in quickly increasing or decreasing production rates based on anticipated sales.

The Company also noted that the fourth quarter was negatively impacted by the continued steep drop-off in petroleum selling prices and thus the corresponding selling price of Beacon’s biodiesel.  This in turn had an overall negative impact on the Company’s net working capital.

About Beacon Energy Holdings, Inc.

Beacon Energy Holdings, Inc. (OTCBB: BCOE - News) is engaged in the production and marketing of biodiesel. Beacon’s biodiesel efforts are centered around the utilization and processing of lower grade feedstocks, primarily animal fats such as beef tallow, choice white grease and poultry fat. Since its formation in 2006, Beacon has successfully completed strategic investments in three companies dedicated to the production of biodiesel and one company dedicated to the collection of low cost waste products that may serve as the raw materials for biodiesel. The facilities in which Beacon has invested currently have the capacity to produce more than 15 million gallons of biodiesel per year. Approximately 36% of Beacon’s stock is owned by Metalico, Inc. (AMEX: MEA - News), a rapidly growing holding company that is a leading producer of recycled ferrous and non-ferrous metal.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

Contact:
Beacon Energy Holdings, Inc.
Dylan K. Remley / Carlos E. Agüero, 908-497-9990

Source: Beacon Energy Holdings, Inc.